CANADIAN INSTITUTE OF MINING,
                            METALLURGY AND PETROLEUM

                                CIM STANDARDS ON
                         MINERAL RESOURCES AND RESERVES

                           DEFINITIONS AND GUIDELINES

                                 Prepared By The

                             CIM Standing Committee

                             On Reserve Definitions


                     Adopted by CIM Council August 20, 2000


                                   John Postle
                                Bernie Haystead
                                  Graham Clow
                                    Dan Hora
                                 Marcel Vallee
                                 Maureen Jensen
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INTRODUCTION

The Committee's proposed standards establish definitions and guidelines for the reporting of Exploration Information, Mineral Resources and Mineral Reserves in Canada and are identified as the "CIM Standards" and referred to as such hereafter in this document. To provide additional clarification to Qualified Persons, guidelines have been included with the respective definitions. All definitions are printed in bold text, whereas the guidelines are printed in italics. The CIM Standards are applicable to all minerals including industrial minerals, diamonds and other gemstones. Reserve definitions for bitumen, natural gas and oil are not included in these Standards. The CIM Standards are not intended to cover mineral inventory estimates that will be reported to government agencies.

CIM STANDARDS

The CIM Standards presented herein provide guidelines for the classification of Mineral Resource and Mineral Reserve estimates into various categories. The category of an estimate implies confidence in the geological information available on the mineral deposit; the quality and quantity of data available on the deposit; the level of detail of the technical and economic information which has been generated about the deposit, and the interpretation of the data and information.

HISTORY

The Canadian Institute of Mining, Metallurgy and Petroleum (CIM) published "Mineral Resource Reserve Classification: Categories, Definitions, and Guidelines" in September 1996. This report, prepared by the CIM Ad Hoc Committee on Reserve Definitions, is now widely used as a reference and a system for classifying and reporting Resources and Reserves in Canada. Since the publication of that report there have been several meetings sponsored by the Council of Mining and Metallurgical Institutes (CMMI) of which CIM is a member, to develop a Resource/Reserve classification, definition and reporting system that would be similar in Australia, Canada, Great Britain, South Africa and the United States.

The recent history of the development of Resource and Reserve definitions in Canada was discussed in the Ad Hoc Committee Report and is summarized as follows:


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o     The most widely accepted  Canadian reserve  classification  system through the period 1970 to date has been the one required by the Canadian Securities Administrators (CSA) under National Policy 2-A.

o Geological Circular 831, Principles of a Resource/Reserve Classification for Minerals, which was published in 1980 by the U.S. Bureau of Mines and the U.S. Geological Survey, introduced a classification system that distinguished between resources and reserves.

o The Australian Code for Reporting of Identified Mineral Resources and Ore Reserves (the JORC code), first published in 1989, was similar to the U.S. system in structure but included some important modifications, particularly by including reference to the competence of the person responsible for a resource or reserve estimate. This code prescribed reporting requirements.

o In 1991, CIM, through its Mineral Economics Society, formed a Special Committee on Reserve Definitions. The report of the Special Committee was presented to CIM Council in May 1994 and published in October 1994. In June 1994, CIM established an Ad Hoc Committee to review and revise the Special Committee Report.

o The Society of Mining Engineers in the United States issued "A Guide for Reporting Exploration Information, Resources and Reserves" in 1994.

The Ad Hoc Committee report was accepted by CIM Council in February 1996 and at that time Council established a Standing Committee (the Committee) on Reserve Definitions administered by the Mineral Economics Society. The Ad Hoc Committee Report was published in the September 1996 CIM Bulletin.

In 1993, CMMI sponsored an initiative to obtain consensus on the resource/reserve definitions used in Australia, Canada, Great Britain, South Africa and the United States. The CMMI reserve definition committee met in 1994 and again in November 1997 in Denver, Colorado. At the Denver meeting in 1997, the representatives agreed on definitions for the major Mineral Resource and/or Reserve categories. The proposed CMMI definitions were published in the CIM Bulletin in February 1998.


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

The Australasian Institute of Mining and Metallurgy (AusIMM) and the Joint Ore Reserves Committee (JORC) of the AusIMM, the Australian Institute of Geoscientists and the Minerals Council of Australia published a revised draft JORC Code in July 1998. This document proposed the use of the CMMI definitions, with some wording changes. In January 1999, the JORC Code was published, to take effect in September 1999. The SME published revised definitions in January 1999 which follows the CMMI definitions. These definitions have have not been adopted for use in the United States by the Securities and Exchange Commission, at this point.

The United Nations Economic Commission for Europe (UN-ECE) published a "United Nations International Framework - Classification for Reserves/Resources" in November 1996. This report is very complex and utilizes ten different categories for classifying resources and reserves. In October 1998, CMMI and UN-ECE representatives met and agreed to use the CMMI definitions in the UN-ECE classification system for the five categories of resources and reserves with the UN-ECE definitions for the remaining UN-ECE categories being retained and used for reporting national mineral inventories.

In Canada in June 1997, the Ontario Securities Commission (OSC) and the Toronto Stock Exchange (TSE) established the Mining Standards Task Force (MSTF). The MSTF released a draft report in June 1998 and a final report entitled "Setting New Standards" in January 1999. One of the primary recommendations of the MSTF Report was the "adoption, by the Canadian Securities Administrators in National Instrument 43-101, of the CIM guidelines for the estimation, classification and reporting of resources and reserves, as amended from time to time". On July 3, 1998, the Canadian Security Administrators (CSA) published a first draft of National Instrument 43-101 (NI 43-101) as the replacement for National Policy 2-A and National Policy 22. A second draft was published on March 27, 2000. The CIM and the CIM Standing Committee have provided substantial commentary on the 43-101 drafts, particularly in the area of Mineral Resource and Mineral Reserve definitions.

The following proposed CIM standards include many significant changes to the CIM Ad Hoc Committee Report including the inclusion of modified CMMI definitions for Resource and Reserve categories and the elimination of the Possible Reserve category. In addition, these


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proposed  standards have used the JORC Code description  material for guidelines for reports that include discussion of tonnage and grades of mine fill, stockpiles, remnants, pillars and low grade mineralization with appropriate modifications. The proposed CIM Standards also reference Paper 88 -21 of the Geological Survey of Canada for the reporting of coal resources and reserves and the report, Reporting of Diamond Exploration Results, Identified Mineral Resources and Ore Reserves published by the Association of Professional Engineers, Geologists and Geophysicists of the Northwest Territories.

DEFINITIONS

Throughout the CIM Standards, where appropriate, 'quality' may be substituted for 'grade' and 'volume' may be substituted for 'tonnage'

Qualified Person

Mineral Resource and Mineral Reserve estimates and resulting Technical Reports must be prepared by or under the direction of, and dated and signed by, a Qualified Person.

A "Qualified Person" means an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of a Self-Regulating Organization.

The Qualified Person(s) should be clearly satisfied that they could face their peers and demonstrate competence and relevant experience in the commodity, type of deposit and situation under consideration. If doubt exists, the person must either seek or obtain opinions from other colleagues or demonstrate that he or she has obtained assistance from experts in areas where he or she lacked the necessary expertise.

Determination of what constitutes relevant experience can be a difficult area and common sense has to be exercised. For example, in estimating Mineral Resources for vein gold mineralization, experience in a high-nugget, vein-type mineralization such as tin, uranium etc. should be relevant whereas experience in massive base metal deposits may not be. As a second example,


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for a person to  qualify  as a  Qualified  Person in the  estimation  of Mineral
Reserves for alluvial gold deposits, he or she would need to have relevant experience in the evaluation and extraction of such deposits. Experience with placer deposits containing minerals other than gold, may not necessarily provide appropriate relevant experience for gold.

In addition to experience in the style of mineralization, a Qualified Person preparing or taking responsibility for Mineral Resource estimates must have sufficient experience in the sampling, assaying, or other property testing techniques that are relevant to the deposit under consideration in order to be aware of problems that could affect the reliability of the data. Some appreciation of extraction and processing techniques applicable to that deposit type might also be important.

Estimation of Mineral Resources is often a team effort, for example, involving one person or team collecting the data and another person or team preparing the Mineral Resource estimate. Within this team, geologists usually occupy the pivotal role. Estimation of Mineral Reserves is almost always a team effort involving a number of technical disciplines, and within this team mining engineers have an important role. Documentation for a Mineral Resource and Mineral Reserve estimate must be compiled by, or under the supervision of, a Qualified Person(s), whether a geologist, mining engineer or member of another discipline. It is recommended that, where there is a clear division of responsibilities within a team, each Qualified Person should accept responsibility for his or her particular contribution. For example, one Qualified Person could accept responsibility for the collection of Mineral Resource data, another for the Mineral Reserve estimation process, another for the mining study, and the project leader could accept responsibility for the overall document. It is important that the Qualified Person accepting overall responsibility for a Mineral Resource and/or Mineral Reserve estimate and supporting documentation, which has been prepared in whole or in part by others, is satisfied that the other contributors are Qualified Persons with respect to the work for which they are taking responsibility and such persons are provided adequate documentation.

Preliminary Feasibility Study

The CIM Standards describe completion of a Preliminary Feasibility Study as the minimum prerequisite for the conversion of Mineral Resources to Mineral Reserves.


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

A Preliminary Feasibility Study is a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established, and where an effective method of mineral processing has been determined. This Study must include a financial analysis based on reasonable assumptions of technical, engineering, operating, and economic factors and evaluation of other relevant factors which are sufficient for a Qualified Person acting reasonably, to determine if all or part of the Mineral Resource may be classified as a Mineral Reserve.

Exploration Information

For the purposes of this report, Exploration Information is a term used to describe information derived from initial activities undertaken to locate and investigate a prospect or deposit and resulting estimates of tonnage and grade that cannot be classified as a Mineral Resource or a Mineral Reserve. If a Qualified Person reports Exploration Information in the form of tonnage and grade, it must be clearly stated that these estimates are conceptual or order of magnitude.

It is recognized that in the review and compilation of data on a project or property, previous or historical estimates of tonnage and grade, not meeting the minimum requirement for Mineral Resources, may be encountered. If these estimates are referenced, it must be clearly stated that these estimates are order-of-magnitude and expressed so as not to misrepresent them as an estimate of Mineral Resources or Mineral Reserves.

Mineral Resource

Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories. An Inferred Mineral Resource has a lower level of confidence than that applied to an Indicated Mineral Resource. An Indicated Mineral Resource has a higher level of confidence than an Inferred Mineral Resource but has a lower level of confidence than a Measured Mineral Resource.


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

A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

The term Mineral Resource covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which Mineral Reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors. The phrase 'reasonable prospects for economic extraction' implies a judgement by the Qualified Person in respect of the technical and economic factors likely to influence the prospect of economic extraction. A Mineral Resource is an inventory of mineralization that under realistically assumed and justifiable technical and economic conditions, might become economically extractable. These assumptions must be presented explicitly in both public and technical reports.

Inferred Mineral Resource

An 'Inferred Mineral Resource' is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Due to the uncertainty which may attach to Inferred Mineral Resources, it cannot be assumed that all or any part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is insufficient to allow the meaningful application of technical and economic parameters or to enable an evaluation of economic viability worthy of public disclosure. Inferred Mineral Resources must be excluded from estimates forming the basis of feasibility or other economic studies.


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

Indicated Mineral Resource

An 'Indicated Mineral Resource' is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization. The Qualified Person must recognize the importance of the Indicated Mineral Resource category to the advancement of the feasibility of the project. An Indicated Mineral Resource estimate is of sufficient quality to support a Preliminary Feasibility Study which can serve as the basis for major development decisions.

Measured Mineral Resource

A 'Measured Mineral Resource' is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

Mineralization or other natural material of economic interest may be classified as a Measured Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such that the tonnage and grade of the mineralization can be estimated to within close


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limits and that  variation  from the  estimate  would not  significantly  affect potential economic viability. This category requires a high level of confidence in, and understanding of, the geology and controls of the mineral deposit.

Mineral Reserve

Mineral Reserves are sub-divided in order of increasing confidence into Probable Mineral Reserves and Proven Mineral Reserves. A Probable Mineral Reserve has a lower level of confidence than a Proven Mineral Reserve.

A Mineral Reserve is the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A Mineral Reserve includes diluting materials and allowances for losses that may occur when the material is mined.

Mineral Reserves are those parts of Mineral Resources which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the Qualified Person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant processing, metallurgical, economic, marketing, legal, environment, socio-economic and government factors. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility. The term 'Mineral Reserve' need not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does signify that there are reasonable expectations of such approvals.

Probable Mineral Reserve

A 'Probable Mineral Reserve' is the economically mineable part of an Indicated, and in some circumstances a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing,


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metallurgical,  economic,  and other relevant factors that  demonstrate,  at the time of

reporting, that economic extraction can be justified.

Proven Mineral Reserve

A 'Proven Mineral Reserve' is the economically mineable part of a Measured Mineral Resource demonstrated by at least a Preliminary Feasibility Study. This Study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

Application of the Proven Mineral reserve category implies that the Qualified Person has the highest degree of confidence in the estimate with the consequent expectation in the minds of the readers of the report. The term should be restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect potential economic viability.

RESOURCE AND RESERVE CLASSIFICATION

Technical Reports dealing with estimates of Mineral Resources and Mineral Reserves must use only the terms and the definitions contained herein. Figure 1, displays the relationship between the Mineral Resource and Mineral Reserve categories.

The CIM Standards provide for a direct relationship between Indicated Mineral Resources and Probable Mineral Reserves and between Measured Mineral Resources and Proven Mineral Reserves. In other words, the level of geoscientific confidence for Probable Mineral Reserves is the same as that required for the in situ determination of Indicated Mineral Resources and for Proven Mineral Reserves is the same as that required for the in situ determination of Measured Mineral Resources.


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                                    Figure 1
          Relationship between Mineral Resources and Mineral Reserves

================================================================================

                     EXPLORATION
                     INFORMATION

                        MINERAL                                 MINERAL
                       RESOURCES                               RESERVES

              |        INFERRED
              |
Increasing    |   -----------------------------------------------------------
level of      |
gelogical     |        INDICATED <---------------------------> PROBABLE
knowledge     |                   [diagonal dashed arrow pointing in both
and           |                   [directions from MEASURED to PROBABLE omitted]
confidence    |        MEASURED  <--------------------------->  PROVEN
              V   -----------------------------------------------------------

            Consideration of mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors
      ---------------------------------------------------------------------->
                                (the "modifying factors")

================================================================================

Figure 1 sets out the framework for classifying tonnage and grade estimates so as to reflect different levels of geological confidence and different degrees of technical and economic evaluation. Mineral Resources can be estimated by a Qualified Person, with input from persons in other disciplines, as necessary, on the basis of geoscientific information and reasonable assumptions of technical and economic factors likely to influence the prospect of economic extraction. Mineral Reserves, which are a modified sub-set of the Indicated and Measured
Mineral Resources (shown within the dashed outline in Figure 1), require consideration of factors affecting profitable extraction, including mining, processing, metallurgical, economic, marketing, legal, environmental, socio-economic and governmental factors, and should be estimated with input from a range of disciplines. Additional testwork, e.g. metallurgy, mining, environmental is required to classify a resource as a reserve.

In certain situations, Measured Mineral Resources could convert to Probable Mineral Reserves because of uncertainties associated with the modifying factors that are taken into account in the conversion from Mineral Resources to Mineral Reserves. This relationship is shown by the


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dashed  arrow in Figure 1  (although  the trend of the dashed  arrow  includes a vertical component, it does not, in this instance, imply a reduction in the level of geological knowledge or confidence). In such a situation these modifying factors should be fully explained. Under no circumstances can an Indicated Resources convert directly to Proven Reserves.

In certain situations previously reported Mineral Reserves could revert to Mineral Resources. It is not intended that re-classification from Mineral Reserves to Mineral Resources should be applied as a result of changes expected to be of a short term or temporary nature, or where company management has made a deliberate decision to operate in the short term on a non-economic basis. Examples of such situations might be a commodity price drop expected to be of short duration, mine emergency of a non-permanent nature, transport strike etc.

GUIDANCE FOR REPORTING MINERAL RESOURCE AND MINERAL RESERVE INFORMATION

Qualified Persons preparing public reports must follow the requirements in Form 43-101F1 of National Instrument 43-101, a preliminary draft of which was published by the Canadian Securities Administrators on March 24, 2000. A copy of the draft Form is available on the following websites: www.osc.gov.ca; www.bcsc.bc.ca; www.albertasecurities.com and www.cvmq.com. The following discussion is included for additional guidance when preparing a Technical Report.

For the CIM Standards a Technical Report is defined as a report that contains the relevant supporting documentation, estimation procedures and description of the Exploration Information, or the Mineral Resources and Mineral Reserve estimate. The CIM standards recognize the importance of quality Resource and Reserve estimates to the profitable operation of a mine. The CIM Standards encourage practitioners to strive for excellence in the preparation of these estimates.

A Technical Report, with documentation describing the estimates of Mineral Resources and Mineral Reserves must be prepared by or under the direction of, and dated and signed by, a Qualified Person(s). When undertaking exploration programs and generating information


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required to prepare Mineral  Resource and Mineral Reserve  estimates,  Qualified
Persons must comply with the Mineral Exploration "Best Practices" Guidelines prepared by the Mineral Industry Best Practices Committee (Table 2).

Qualified Persons are encouraged to provide information that is as comprehensive as possible in their Technical Reports on Exploration Information, Mineral Resources and Mineral Reserves. Table 1 provides, in a summary form, a list of the main criteria which should be considered when reporting Exploration Information, Mineral Resources and Mineral Reserve estimates. All of these criteria need not be discussed unless they materially affect estimation or classification of the Mineral Resources and Mineral Reserves. Certain fundamental data such as commodity price used, cut-off grade (where applicable) must be disclosed.

Table 1 is a checklist, and is not prescriptive. While it may not be necessary to comment on each item in the table, the need for comment on each item should be considered. It is essential to discuss any matters that might materially affect the reader's understanding of the estimates being reported. Problems encountered in the collection of data or with the sufficiency of data must be clearly disclosed at all times, particularly when they affect directly the reliability of, or confidence in, a statement of Exploration Information or an estimate of Mineral Resources and Mineral Reserves; for example, poor sample recovery, poor repeatability of assay or laboratory results, limited information on tonnage factors etc.

Mineral Resource or Mineral Reserve estimates are sometimes reported after adjustment by cutting of high grades or after the application of modifying factors arising from reconciliation with mill data. If any of the data are materially adjusted or modified for the purpose of making the estimate, the nature of the adjustment or modification should be clearly described.

Mineral Resource and Mineral Reserve estimates are not precise calculations, being dependent on the interpretation of limited information on the location, shape and continuity of the occurrence and on the available sampling results. To emphasize the imprecise nature of a Mineral Resource or Mineral Reserve estimate, the final result should always be referred to as an estimate, not a calculation.


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Reporting of tonnage and grade figures  should  reflect the order of accuracy of the estimate by rounding off to appropriately significant figures. There will be occasions, however, where rounding to one significant figure may be necessary in order to convey properly the uncertainties in estimation. This would usually be the case with Inferred Mineral Resources.

Technical Reports of a Mineral Resource must specify one or more of the categories of 'Inferred', 'Indicated' and 'Measured' and Technical Reports of Mineral Reserves must specify one or both of the categories of 'Proven' and 'Probable'. Categories must not be reported in a combined form unless details for the individual categories are also provided. Inferred Mineral Resources cannot be combined with other categories and must always be reported separately. Mineral Resources must never be added to Mineral Reserves and reported as total Resources and Reserves. Mineral Resources and Mineral Reserves must not be reported in terms of contained metal or mineral content unless corresponding tonnages, grades and mining, mineral processing and metallurgical recoveries are also presented

In situations where estimates for both Mineral Resources and Mineral Reserves are reported, a clarifying statement must be included in the report that clearly indicates whether Mineral Reserves are part of the Mineral Resource or if they have been removed from the Mineral Resources. Mineral Resources and Mineral Reserves must be reported on a site by site basis.

The CIM Standards recognize that there are legitimate reasons, in some situations, for reporting Mineral Resources inclusive of Mineral Reserves (the Australian approach) and, in other situations, for reporting Mineral Resources additional to Mineral Reserves (the South African and United States approach). The CIM Standards do not express a preference but do require that reporting companies make it clear which form of reporting has been adopted. A single form of reporting should be used in a report. Appropriate forms of clarifying statements may be:

'The Measured and Indicated Mineral Resources are inclusive of those Mineral Resources modified to produce the Mineral Reserves.'

or

'The Measured and Indicated Mineral Resources are additional to the Mineral Reserves.'

Inferred Mineral Resources are, by definition, always additional to Mineral Reserves.

Mineral Reserves may incorporate material (dilution) which is not part of the original Mineral Resource or exclude material (mining losses) that is included in the original Mineral Resource. It is essential that these fundamental differences between Mineral Resources and Mineral Reserves be noted and caution exercised when attempting to draw conclusions from a comparison of the two.

In preparing a Mineral Reserve report, the relevant Mineral Resource report on which it is based should first be developed. This can be reconciled with the Mineral Resource report estimated for the previous comparable period and differences (due, for example, to mine production, exploration, etc.) identified. The application of mining and other criteria to the Mineral Resource can then be made to develop the Mineral Reserve statement that can also be reconciled with the previous comparable report. A detailed account of differences between estimates is not essential, but sufficient comment should be made to enable significant variances to be understood by the reader. Reconciliation of estimates with production whenever possible is required.

Where Mineral Reserve estimates are reported, information on assumed metal or mineral prices, operating costs and mineral processing/metallurgical recovery factors is very important, and should always be included in Technical Reports.

Reports must continue to refer to the appropriate category or categories of Mineral Resources until technical feasibility and economic viability have been established. If re-evaluation indicates that the Mineral Reserves are no longer viable, the Mineral Reserves may be reclassified as Mineral Resources, if appropriate, or removed from Mineral Resource and Mineral Reserve statements.

The Committee is generally opposed to the reporting of metal equivalence. However, if reporting is carried out in this way, the appropriate correlation formulae including assumed metal prices, metallurgical recovery, comparative smelter charges, likely losses, payable metals, etc. must be included.

Mineralized stope fill and stockpiles of mineralized material should be considered to be similar to in situ mineralization when reporting Mineral Resources and Mineral Reserves. Consequently the Qualified Person assessing the fill or stockpiles must use the basis of classification outlined in the CIM Standards. In most cases, the opinion of a mining engineer should be sought when making judgements about the mineability of fill, remnants and pillars. If there are not reasonable prospects for the eventual economic extraction of a particular portion of the fill or stockpile, this material cannot be classified as either Mineral Resources or Mineral Reserves. If some portion is currently sub-economic but there is a reasonable expectation that it will become economic, then this material may be classified as a Mineral Resource. Such stockpile material may include old dumps and tailings material. If technical and economic studies of at least a Preliminary Feasibility Study standard have demonstrated that economic extraction could reasonably be justified under realistically assumed conditions, the material may be classified as a Mineral Reserve.

The above guidelines apply equally to low grade in situ mineralization, sometimes referred to as 'mineralized waste' or 'marginal grade material', and often intended for stockpiling and treatment towards the end of mine life. For clarity of understanding, it is recommended that tonnage and grade estimates of such material be itemized separately in Technical Reports, although they may be aggregated with total Mineral Resource and Mineral Reserve figures.

Stockpiles are defined to include both surface and underground stockpiles, including broken ore in stopes, and can include ore currently in the ore storage system. Mineralized material being processed (including leaching), if reported, should be reported separately.

Mineralized remnants, shaft pillars and mining pillars which are potentially mineable are in situ mineralization and consequently are included in the CIM Standards definitions of Mineral Resources and Mineral Reserves. Mineralized remnants, shaft pillars and mining pillars which are not potentially mineable must not be included in Mineral Resource and Mineral Reserve statements.

REPORTING OF COAL RESERVES

Coal resource and reserve estimates should conform to the definitions and guidelines on Paper 88-21 of the Geological Survey of Canada: "A Standardized Coal Resource/Reserve Reporting System for Canada".

REPORTING OF INDUSTRIAL MINERALS

When reporting Mineral Resource and Mineral Reserve estimates relating to an industrial mineral site, the Qualified Person(s) must make the reader aware of certain special properties of these commodities. An Industrial Mineral is any rock, mineral or other naturally occurring substance of economic value, exclusive of metallic ores, mineral fuels and gemstones; that is one of the non-metallic minerals. To assist Qualified Persons, the following guidelines are presented.

The quality of industrial mineral deposits is typically measured by physical and/or chemical properties. The properties may be defined by standard industry specifications that must be considered in the classification of Mineral Resources and/or Mineral Reserves.

Before a tonnage and quality and/or value per tonne estimate of an industrial mineral deposit can be classified as a Mineral Resource, there must be recognition by the Qualified Person preparing the tonnage and quality estimate that there is a viable market for the product or that a market can be reasonably developed.

Before any part of an industrial mineral deposit can be classified as a Mineral Reserve the Qualified Person preparing the tonnage and quality and/or value per tonne estimate must assure himself or herself that the mineral can be sold at a profit through review of specific and identifiable markets for the product.

When the quality of any industrial minerals is defined by standard industry specifications and these specifications are used to estimate the value of a tonne of product or products, the industry standard used must be identified. The methods for estimating the value must be explained.

REPORTING OF DIAMONDS AND GEMSTONES

Mineral Resource and Reserves estimates of diamonds or gemstones must conform to the definitions and guidelines found in "Reporting of Diamond Exploration Results, Identified Mineral Resources and Ore Reserves" published by the
Association of Professional Engineers, Geologists and Geophysicists of the Northwest Territories.

Reports of diamonds or gemstones recovered from sampling programs must specify the number and total weight of stones (in carats for diamonds) recovered. Details of the type and size of samples which produced the diamonds must also be specified including the lower cut-off sieve size and type of sieve used in the recovery. Of equal or greater importance to the total weight of diamonds is diamond value which depends on the colour, size, and proportion of gem and near gem quality of stones recovered. The weight of diamonds recovered may only be omitted from the report when the diamonds are less than 0.5 mm in size (i.e. when the diamonds recovered are microdiamonds).

For Technical Reports dealing with diamond or other gemstone mineralization, it is also a requirement of the CIM Standards that, if a valuation(s) of a parcel of diamonds or gemstones is reported, the person(s) or organization valuing the parcel must be named in the report and their professional valuation experience, competency and independence must be stated. If a valuation of a parcel of diamonds is reported, the weight in carats and size range of the contained diamonds must be stated and the value of the diamonds must be estimated in US dollars per carat. If the valuation(s) is not independent, this must be clearly stated.

Diamond valuation is a highly specialized process and value can only be reliably estimated for large parcels (at least 2,000 carats) of diamonds from a single deposit. The reliability of valuations of parcels smaller than 2,000 carats decreases as the size of the parcels decreases to the point where valuations placed on a small number of diamonds from exploration samples are likely to be misleading.

                                     TABLE 1

Table 1 is a checklist that may be used by Qualified Persons may use when estimating Mineral Resources and Mineral Reserves. Relevance and materiality are overriding principles that determine what information should be presented with the estimates. It is important to report any matters that might materially affect a reader's understanding or interpretation of the results or estimates being reported

--------------------------------------------------------------------------------
               CHECKLIST FOR THE ESTIMATION OF MINERAL RESOURCES
--------------------------------------------------------------------------------
Database integrity              Measures  taken  to  ensure  that  data has not
                                been  corrupted by, for example,  transcription
                                or   keying   errors,   between   its   initial
                                collection  and its use  for  Mineral  Resource
                                estimation  purposes.  Data  validation and due
                                diligence procedures used.
--------------------------------------------------------------------------------
Geological interpretation       Nature of the data used and of any  assumptions
                                made.  The  effect,   if  any,  of  alternative
                                interpretations     on     Mineral     Resource
                                estimation.  The use of geology in guiding  and
                                controlling  Mineral Resource  estimation.  The
                                factors affecting  continuity both of grade and
                                geology.
--------------------------------------------------------------------------------
Estimation and modelling        The    estimation    technique(s)    and    key
techniques                      assumptions,  including  treatment  of  extreme
                                grade   values,    interpolation    parameters,
                                maximum  distance  of  extrapolation  from data
                                points,  must  be  appropriate  and  consistent
                                with  best   mineral   industry   practice  The
                                availability  of  check   estimates,   previous
                                estimates  and/or mine  production  records and
                                whether  the  Mineral  Resource  estimate  must
                                take  appropriate  account  of such  data.  The
                                assumptions   made   regarding    recovery   of
                                by-products.   In  the  case  of  block   model
                                interpolation,  the block size in  relation  to
                                the  average  sample  spacing  and  the  search
                                employed.  Any assumptions  behind modelling of
                                selective   mining   units   (eg.    non-linear
                                kriging).   The  process  of  validation,   the
                                checking  process used, the comparison of model
                                data   to   drillhole    data,   and   use   of
                                reconciliation data if available.  The software
                                and  version   used  for   computer   generated
                                estimates  should be identified.  When computer
                                techniques  are  used in  Mineral  Resource  or
                                Mineral  Reserve  estimation,  verification  by
                                other techniques is required
--------------------------------------------------------------------------------
Cut-off grades or parameters,   The basis of the  cut-off  grade(s)  or quality
and cutting of high assays      parameters  applied.  If high  values have been
                                cut,  the level of  cutting  must be  explained
                                and  justified.  The  effect  of  cutting  high
                                grades on the Mineral  Resource  estimate  must
                                be discussed.
--------------------------------------------------------------------------------
Mining factors or assumptions   Assumptions  made  regarding   possible  mining
                                methods, minimum mining dimensions
                                and  internal  (or,  if  applicable,  external)
                                mining dilution.
--------------------------------------------------------------------------------
Metallurgical factors or        The  basis  for   assumptions   or  predictions
assumptions                     regarding metallurgical amenability.
--------------------------------------------------------------------------------
Tonnage factors (in situ bulk   The  determination  method used,  the frequency
densities)                      of  the  measurements,  the  nature,  size  and
                                representativeness   of  the  samples  must  be
                                stated.
--------------------------------------------------------------------------------
Classification                  The  basis  for  the   classification   of  the
                                Mineral   Resources  into  varying   confidence
                                categories.  Appropriate  account must be taken
                                of  all   relevant   factors.   i.e.   relative
                                confidence   in   tonnage/grade    estimations,
                                confidence   in   continuity   of  geology  and
                                recoverable mineral and metal values,  quality,
                                quantity  and  distribution  of the  data.  All
                                Qualified   Persons   involved   in  a  Mineral
                                Resource estimate must sign off.
--------------------------------------------------------------------------------
Audits or reviews               The   results  of  any  audits  or  reviews  of
                                Mineral Resource estimates.
--------------------------------------------------------------------------------


                                       a

Table 1 cont'd

--------------------------------------------------------------------------------
                         ESTIMATION OF MINERAL RESERVES
--------------------------------------------------------------------------------
Mineral Resource   Description  of the  Mineral  Resource  estimate  used  as a
estimate for       basis  for  the  conversion  to an  Mineral  Reserve.  Clear
conversion to      statement as to whether the Mineral  Resources  are reported
Mineral Reserves   additional to, or inclusive of, the Mineral Reserves.
--------------------------------------------------------------------------------
Cut-off grades or  The basis of the  cut-off  grade(s)  or  quality  parameters
parameters         applied,  including  the basis,  appropriate,  of equivalent metal formulae.  The cut-off grade parameter may be economic value per block rather than mineral or metal grade.
--------------------------------------------------------------------------------
Mining factors or  The  method and  assumptions  used to  convert  the  Mineral
assumptions        Resource  to an Mineral  Reserve.  The choice of, the nature and the  appropriateness  of the selected  mining  method(s)
                   and other  mining  parameters  including  associated  design issues such as pre-strip,  access, etc. The assumptions made regarding  geotechnical  parameters  (eg pit  slopes,  stope sizes,  etc.),  grade control and  pre-production  drilling.
                   The major  assumptions  made and Mineral Resource model used for pit optimisation (if  appropriate).  The mining dilution factors,  mining recovery factors, and minimum mining widths used and the  infrastructure  requirements  of the  selected mining methods  Results of bulk sampling  and/or test mining must be reported.
--------------------------------------------------------------------------------
Metallurgical and  The  metallurgical  process proposed and the confirmation of
processing factors the   applicability   of  that   process  to  the  style  of
or assumptions     mineralization.   Whether  the   metallurgical   process  is
                   well-tested  and  "commercialized"  technology.  The nature, amount  and  representativeness  of  metallurgical  testwork undertaken and the  metallurgical  recovery factors applied.
                   Any   assumptions   or  allowances   made  for   deleterious
                   elements.  The  existence  of any bulk sample or pilot scale
                   testwork   and  the  degree  to  which  such   samples   are
                   representative of the Mineral Reserve as a whole.
--------------------------------------------------------------------------------
Cost and revenue   The derivation of, or assumptions made,  regarding projected
factors            capital and operating  costs. The assumptions made regarding revenue including head grade,  metal or commodity  price(s),
                   exchange  rates,   transportation   and  treatment  charges,
                   penalties,  etc The allowances  made for royalties  payable, both  Government and private and,  material,  taxes or sales restrictions.  Comparisons  of operating  and capital  costs with other similar operations should be made if appropriate.
--------------------------------------------------------------------------------
Market assessment  The demand,  supply and stock  situation for the  particular commodity,  consumption  trends and factors likely to affect
                   supply  and  demand   into  the  future.   A  customer   and
                   competitor  analysis along with the identification of likely market windows for the product.  Price and volume  forecasts and the basis for these forecasts.  For industrial  minerals
                   the   customer   specification,   testing   and   acceptance
                   requirements prior to supply contract.
--------------------------------------------------------------------------------
Others             The  effect,  if  any,  of  natural  risk,   infrastructure,
                   environmental,  legal,  marketing,  social  or  governmental factors on the likely  viability of a project  and/or on the estimation and  classification of the Mineral Reserves.  The status of titles and approvals  critical to the viability of the  project,  such as  mining  leases,  discharge  permits, government and statutory approvals.
--------------------------------------------------------------------------------
Classification     The basis for the  classification  of the  Mineral  Reserves
                   into  varying  confidence  categories.   The  proportion  of
                   Probable  Mineral  Reserves  which  have been  derived  from
                   Measured Mineral  Resources (if any).  Appropriate  sign-off by all  Qualified  Persons  involved  in a  Mineral  Reserve estimate is required.
--------------------------------------------------------------------------------
Audits or reviews  The  results of any  audits or  reviews  of Mineral  Reserve estimates.
--------------------------------------------------------------------------------


                                       b

                                    Table 1a

--------------------------------------------------------------------------------
     ADDITIONAL GUIDANCE FOR THE REPORTING OF SAMPLING TECHNIQUES AND DATA
--------------------------------------------------------------------------------
   CRITERIA                               EXPLANATION
--------------------------------------------------------------------------------
Drilling        Drill type (eg. core,  reverse  circulation,  cable tool rotary
techniques      air blast, auger, etc.) and details (eg. core diameter,  triple or  standard  tube,  face-sampling  bit or other  type,  etc.).
                Measures  taken  to  maximize  sample  recovery  and  establish representative nature of the samples.
--------------------------------------------------------------------------------
Logging         Core and chip  samples  must be  logged to a level of detail to
                support   appropriate  Mineral  Resource   estimation,   mining
                studies and  processing/metallurgical  studies. Logging must be quantitative  in  nature.  Core (or  trenching,  channel  etc.)
                photography.   Logging   must   include   where   possible  the
                collection of structural  data (core samples,  rock quality and description).
--------------------------------------------------------------------------------
Drill sample    Core and chip sample  recoveries must be properly  recorded and
recovery        results  assessed.  Establish  whether  a  relationship  exists between  sample  recovery and grade and whether sample bias may have  occurred due to  preferential  loss/gain  of  fine/coarse material.
--------------------------------------------------------------------------------
Other           Nature and  quality of sampling  (eg.  channel,  random,  chips
sampling        etc.) and measures taken to establish sample representivity.
techniques
--------------------------------------------------------------------------------
Sub-sampling    If core,  whether cut or sawn and whether quarter,  half or all
techniques      core taken. If non-core,  whether riffled, tube sampled, rotary
and sample      split  etc.  and  whether  sampled  wet or dry.  For all sample
preparation     types, the nature,  quality and  appropriateness  of the sample preparation  technique.  Quality control procedures adopted for all sub-sampling stages to maximise  representivity of samples.
                Measures    taken   to   establish   that   the   sampling   is
                representative of the in situ material collected.  Confirmation that  sample  sizes are  appropriate  to the grain  size of the material being sampled.
--------------------------------------------------------------------------------
Quality of      The nature,  quality and  appropriateness  of the  assaying and
assay data      laboratory   procedures  used  and  whether  the  technique  is
and             considered  partial  or  total.  Nature  of  quality  assurance
laboratory      procedures   adopted  (eg.   Standards,   blanks,   duplicates,
tests           external  laboratory  checks) and whether  acceptable levels of
                accuracy   (i.e.   lack  of  bias)  and  precision   have  been
                established.
--------------------------------------------------------------------------------
Verification    The   verification  of  significant   intersections  by  either
of sampling     independent  or  alternative  company  personnel.  The  use  of
and assaying    twinned holes.
--------------------------------------------------------------------------------
Location of     Accuracy  and  quality of surveys  used to locate  drill  holes
data points     (collar and  down-hole  surveys),  trenches,  mine workings and other locations used in Mineral  Resource  estimation.  Quality and adequacy of topographic control.
--------------------------------------------------------------------------------
Data density    The  data  density  and  distribution  must  be  sufficient  to
and             establish  the  degree  of  geological  and  grade   continuity
distribution    appropriate  for  the  Mineral  Resource  and  Mineral  Reserve
                estimation  procedure(s) and classifications  applied.  Whether sample compositing has been applied.
--------------------------------------------------------------------------------


                                       c

                                    Table 1b

--------------------------------------------------------------------------------
          ADDITIONAL GUIDANCE FOR THE REPORTING OF EXPLORATION RESULTS
--------------------------------------------------------------------------------
Mineral title and   Type,   reference   name/number,   location  and  ownership
land tenure status  including  agreements or material issues with third parties
                    such   as   joint   ventures,   partnerships,    overriding
                    royalties,   native  title  interests,   historical  sites,
                    wilderness or national park and environmental  settings. In particular  the  security of the tenure held at the time of reporting  along with any known  impediments to obtaining a licence to operate in the area.
--------------------------------------------------------------------------------
Exploration work    Acknowledgment  and  appraisal of previous  exploration  by
done by other       other  parties,  previous  audits,  reviews  and  valuation
parties             reports.
--------------------------------------------------------------------------------
Geology             Deposit   type,    geological    setting   and   style   of
                    mineralization.
--------------------------------------------------------------------------------
Data aggregation    Weighting averaging  techniques,  maximum and minimum grade
methods             truncations  (ie.  cutting  of  high  grades)  and  cut-off grades are  material  and must be stated.  Where  aggregate intercepts  incorporate short lengths of high grade results and longer  lengths  of low grade  results,  the  procedure used for such  aggregation  must be stated and some typical examples  of such  aggregations  should be shown in detail.
                    Assumptions  used for any use of metal  equivalency and the date of the metal  equivalency  calculation must be clearly stated.
--------------------------------------------------------------------------------
Diagrams            Where  possible,   maps  and  sections  (with  scales)  and
                    tabulations  of  intercepts  should  be  included  for  any material discovery.
--------------------------------------------------------------------------------
Other substantive   Other data, if meaningful and material,  should be reported
exploration data    including  (but not limited to):  geological  observations;
                    geophysical  survey  results;  geochemical  survey results;
                    bulk samples - size and method of treatment;  metallurgical test results; bulk density,  groundwater,  geotechnical and
                    rock    characteristics;     potential    deleterious    or
                    contaminating substances.
--------------------------------------------------------------------------------


                                       a

                                     Table 2

--------------------------------------------------------------------------------
                      Exploration Best Practices Guidelines

Preamble: These guidelines have been prepared to assist the Qualified Person(s) in the planning and supervision of exploration programs which will be reported under National Instrument 43-101. Such exploration programs must be under the supervision of the Qualified Person who will be responsible and accountable for the planning, execution and interpretation of all exploration activity as well as the implementation of quality assurance programs and reporting. These guidelines are also recommended for use in the planning and execution of exploration programs which will not be reported under NI 43-101. This set of broad guidelines or "best practices" has been drawn up to ensure a consistently high quality of work that will maintain public confidence and assist securities regulators. The guidelines are not intended to inhibit the original thinking or application of new approaches, that are fundamental to successful mineral exploration.
Results should be summarized and reported in a Technical Report of good professional quality in accordance with the National Instrument 43-101 and Form 1 contained in that instrument.
All exploration work from which public reporting will ensue must be designed and carried out under the supervision of a Qualified Person ("QP"). A QP is defined
in  National   Instrument  43-101  as  an  individual  who  is  an  engineer  or geoscientist with at least five (5) years' experience in mineral exploration, mine development, mine operation or project assessment, has experience relevant to the subject matter of the project or report and is a member in good standing of a recognized professional association.
--------------------------------------------------------------------------------
1. Qualified       The  Qualified  Person may base the  exploration  program on
Person             such  geological  premises  and  interpretation  of existing
                   information   as  the  QP(s)  may  decide  and  select  such
                   exploration  methods  and tools as the QP(s) may judge to be appropriate.  In planning,  implementing and supervising any exploration  work,  the Qualified  Person should ensure that the  practices  followed  are  based  on  criteria  that are generally  accepted in the  industry or that can  reasonably be justified on scientific or technical grounds.
--------------------------------------------------------------------------------
2. Geological      The  geological  premise  on which the  exploration  work is
Concept            conducted  including  the deposit type,  geological  setting and style of mineralization  sought,  should be supported by relevant field data and a reasoned scientific approach.
--------------------------------------------------------------------------------
3. Quality         Throughout  the  process of mineral  exploration,  the QP(s)
Assurance and      should ensure that a quality  assurance  program is in place
Control            and  that  any  required   quality   control   measures  are
                   implemented.    Quality   assurance   programs   should   be
                   systematic  and  apply  to all  types  of data  acquisition, across the full range of values  measured  and not only high or unusual results.
--------------------------------------------------------------------------------
4. Exploration     Field  work  is to be  planned  and  implemented  under  the
Methods & Data     direct  supervision  of a QP(s).  Data  should  be  properly
Collection         recorded and  documented  at  appropriate  scales.  All data points  should be  accurately  located with respect to known reference  points.  The QP(s)  supervising  this work should
                   ensure   that  any  work  by   employees,   contractors   or
                   consultants   is  done  by  competent   personnel  and  that
                   appropriate   quality   assurance   programs   and  security
                   procedures are  practised.  Whenever  several  persons carry out similar  duties or when the data has been collected over a period  of time,  care  should  be  taken  to  ensure  the quality and consistency of the data being used.
--------------------------------------------------------------------------------
5. Records and     The  exploration   process  including   planning,   mapping,
Data Verification  sampling,  sample preparation,  sample security and analysis or testing should be accompanied by detailed  record keeping setting out the procedures  followed,  the results  obtained and the  abbreviations  used. In addition to paper  records, digital  storage is  encouraged  in a  standard  format on a reliable  medium. A program of data  verification  should be in place to confirm the  validity of  exploration  data that are entered into the database.  A summary of records  should be  included in a periodic  technical  report  produced  and
                   signed  by  the  QP(s).   Practices   used  should  be  well
                   documented and justified.
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6. Sampling        The practices and procedures  used in each sampling  program should be  appropriate  for the  objectives  of the program.
                   All  sampling  programs  should be carried  out in a careful
                   and  diligent   manner  using   scientifically   established
                   sampling  practices  designed  and tested to ensure that the results are representative  and reliable.  Samples should be collected under the supervision of a QP(s).  Quality control
                   programs   appropriate   to  the  type  of  sample  and  the
                   mineralization  should be  planned  and  implemented.  These programs  should  include such measures as external  blanks,
                   standards  and  duplicate  samples.   Where  the  volume  of
                   individual  samples  is  reduced  prior  to  shipping  to  a laboratory for analysis,  appropriate  reduction  procedures to obtain  representative  subsamples  should be applied and verified.
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7. Drilling        The  drilling  method will be selected by a QP(s) and should be  appropriate  to the  material  being  investigated,  the objective of the program and local drilling conditions.  The
                   drill  hole  size   selected   should   provide   sufficient
                   representative  sample  material for analysis and reference.
                   Surface   and   downhole   locational   surveys   should  be
                   undertaken using  techniques  appropriate for the hole size, angle and length of holes. A representative  fraction of the
                   drill  sample  material  should  be  retained,   however  if
                   material  is not  retained,  the  QP(s)  should  report  and explain the reason for this decision.
                   Drill  logs,  forms or software  specifically  suited to the type of drilling,  the particular geological situation,  and the  minerals  being  sought,  should  be used for  detailed geological  logging  of core or  cuttings.  Logs  should  be appropriately  detailed  for  the  type  of  drilling  being conducted,  the geological setting,  type of mineralization, and  geotechnical  conditions.  Core  or  sample  recoveries should be noted on the logs. Cross sections  depicting basic geology and hole data,  including  correlation  with surface geology  and  any  nearby  holes  should  be  developed  and updated  as  drilling  proceeds.  Any  downhole  geophysical information  or other such surveys  should also be kept with the  drill  log.  A  photographic  record  of  the  core  is recommended, where appropriate.
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8. Sample          The security of samples from sample  acquisition to analysis
Security           is a vital  component  of the sampling  process.  Procedures should  include  the use of secure core  logging,  sampling, storage and preparation facilities, as appropriate,  and the prompt,  secure  and  direct  shipping  of  samples  to  the laboratories.  The QP(s)  should  endeavour  to put in place
                   the  best   security   procedures   practical,   given   the
                   geographic  and  topographic  conditions  and the  logistics created by the site location.
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9. Sample          The  selection of sample  preparation  procedures  should be
Preparation        approved  by  the  QP  and  should  be  appropriate  to  the material  being  tested,  the  elements  being  analyzed and should be subject to the security  measures as stated above.
                   All samples  that are reduced or split  should be  processed in a manner such that the fraction  analyzed or tested is as
                   representative    of   the   whole   sample   as   possible.
                   Representative  fractions  of the material to be analyzed or tested  should  be  retained  for an  appropriate  period of time, as decided by the QP.  Quality  control  checks should be undertaken as determined by the QP.
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10. Analysis and   Analysis  and  testing  of  samples  should  be  done  by  a
Testing            reputable and  preferably  accredited  laboratory  qualified for the  particular  material to be analyzed or tested.  The selection  of a  laboratory,  testing or mineral  processing facility  and  the  analytical  methods  used  will  be  the responsibility  of the QP.  The  analytical  methods  chosen must be documented  and  justified.  All  analytical or test results should be supported by duly signed  certificates  or technical  reports  issued  by  the  laboratory  or  testing facility  and should be  accompanied  by a statement  of the methods used. The  reliability of the analytical and testing results  should be measured using the results of the quality
                   control   samples   inserted  in  the  process  by  the  QP.
                   Duplicate   analyses   at  other   laboratories   should  be
                   undertaken.
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11.                A  comprehensive  and  ongoing  interpretation  of  all  the
Interpretation     exploration  data is an essential  activity at all stages of the project and should be  undertaken  to assess the results of the work.
                   This   interpretation   should   be  based  on  all  of  the
                   information  collected to date, be systematic  and thorough, describe  and document  the  interpretation  and discuss any information  that  appears  at  variance  with the  selected interpretation.  The density of the exploration  data should be  critically  assessed  as to its  ability to support  the qualitative and quantitative conclusions.
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12. Mineral        Estimation of a mineral  resource and a mineral  reserve are
Resource and       both   fundamental   steps  in  project   development.   The
Reserve            classification  and  categorization  of these estimates must
Estimation         be done in accordance  with National  Instrument  43-101 and be prepared by a QP(s).  The methods and parameters  used in making  these  estimates  should be in  accordance  with the principles  generally  accepted  in  Canada  and  should  be
                   presented  and   justified   with  the  estimate  A  mineral
                   resource can be estimated for material  where the geological characteristics  and the  continuity are known or reasonably assumed and where there is the potential  for  production at a profit.  Reserves  can be estimated  when a positive  pre-
                   feasibility  or  feasibility  study as  defined by NI 43-101 has established  the technical,  economic and other relevant factors that indicate  that these  resources can be produced at a profit.  Reserve estimates should be based on input and
                   information   from  a   multidisciplinary   team  under  the
                   direction of QP(s).
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13. Environment,   All field work should be conducted  in a safe,  professional
Safety and         manner with due regard for the environment,  the concerns of
Community          local  communities  and  with  regulatory  requirements.  An
Relations          environmental    program,    including   baseline   studies,
                   appropriate  to the stage of the  project  should be carried out.
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14.                The  interpretation and assessment of the program results at
Recommendations    the  end of  each  phase  should  determine  if the  program objectives  have been met and if further work is  justified.
                   Any  plan  for  further  work  should  identify  exploration targets,  recommend  an  exploration  program  and present a budget and schedule.  Any changes in working  hypotheses and objectives should be recorded.
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15. Technical      A comprehensive  technical report signed by the QP(s) should
Reporting          be prepared on completion of a particular  phase or stage of work following the format presented in Form 1 of the National Instrument 43-101.
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